Exhibit 1.1

Articles of Incorporation of Warrantee Inc,

Chapter Ⅰ. General Provisions

Article 1 (Company Name)

The company name of this company is “Kabushiki Kaisha Warrantee”, which is expressed in English as “Warrantee Inc.” (hereinafter referred to as “the Company”).

Article 2 (Purpose)

The purpose of the Company is to conduct the following businesses:

(1)	Solution business using IT;

(2)	Consulting business;

(3)	Non-life insurance agency business;

(4)	Home appliance sales business; and

(5)	Any business incidental to the preceding items.

Article 3 (Location of head office)

The Company shall have its head office in the city of Osaka, Osaka.

Article 4 (Organizational bodies)

The Company shall have the following organizational bodies in addition to the general meeting of shareholders and directors:

(1)	Board of directors;

(2)	Corporate auditors; and

(3)	Board of corporate auditors.

Article 5 (Method for public notice)

Public notices by the Company shall be published in a form of electronic public notice, provided, however, that in the event that the Company is unable to publish public notices in an electronic form due to accidents or any other unavoidable events, the public notices shall be published in the Nihon Keizai (Nikkei) Shimbun.

Chapter Ⅱ. Shares

Article 6 (Total number of shares authorized to issue)

The total number of shares authorized to issue of the Company shall be 80 million shares.

Article 7 (Acquisition of shares for treasury)

The Company may acquire treasury shares by a resolution of the board of directors in accordance with Paragraph 2 of Article 165 of the Companies Act.

Article 8 (Shareholder registry administrator)

1.	The Company shall have a shareholder registry administrator.

2.	The shareholder registry administrator and the location of its office shall be determined by a resolution of the board of directors.

3.

The preparation and keeping of the Company’s shareholder registry and stock option registry as well as other affairs related to the shareholder registry and stock option registry shall be assigned to the shareholder registry administrator, and the Company shall not handle them.

Article 9 (Regulations for handling shares)

The handling and fees related to the Company’s shares shall be in accordance with the regulations for handling shares established by the board of directors in addition to laws and ordinances as well as these Articles of Incorporation.

Chapter Ⅲ. General Meetings of Shareholders

Article 10 (Convocation)

The Company shall convene an annual general meeting of shareholders within three (3) months of the day following the end of each fiscal year, and an extraordinary meeting of shareholders, as and when required.

Article 11 (Record date)

The record date for voting rights at an annual general meeting of shareholders shall be March 31 of each year.

Article 12 (Convenor and chairperson)

1.	A CEO, unless otherwise specifically stipulated in laws, shall convene a meeting of the shareholders and shall act as the chairman therein.

2.

If the CEO is unable to so convene or act due to accidents, other directors shall act in place of the CEO, in accordance with the order decided upon in advance by a resolution of the board of directors.

Article 13 (Deemed provision by disclosure of reference documents for meeting of shareholders through internet)

With respect to the convocation of a meeting of the shareholders, the Company may deem as fully provided to the shareholders information on the matters to be stated or presented in the reference documents for the meeting of the shareholders, business report, financial statements, and consolidated financial statements, by disclosing such information by methods which use internet in accordance with the provisions of the Ordinance of the Ministry of Justice.

Article 14 (Resolution method)

1.

Unless otherwise specifically provided by laws and regulations or these Articles of Incorporation, resolutions at a meeting of the shareholders shall be passed by a majority of the votes of shareholders present at the meeting, who are entitled to exercise the votes.

2.

Resolutions set forth in Article 309, Paragraph 2 of the Companies Act shall be passed at a meeting of the shareholders by two-thirds or more of the votes of shareholders present at the meeting, with a quorum of one-third or more of the votes of the shareholders who are entitled to exercise their votes.

Article 15 (Exercise of voting rights by proxy)

A shareholder or his/her legal representative may exercise voting rights by authorizing another shareholder who has voting rights in the Company as proxy, provided, however, a document evidencing the authority shall be presented to the Company for each meeting of the shareholders.

Chapter IV. Directors and Board of Directors

Article 16 (Number of directors)

The number of directors of the Company shall be seven (7) or fewer.

Article 17 (Election of directors)

1.

The election of directors shall be made by a resolution passed by a majority of the votes of shareholders present at a meeting of the shareholders, with a quorum of one-third or more of the votes of the shareholders who are entitled to exercise their voting rights at the meeting.

2.	No cumulative voting shall be used for a resolution for the election of directors.

Article 18 (Term of office of directors)

1.	The term of office of a director shall be until the conclusion of the annual meeting of the shareholders for the last fiscal year ending in two (2) years of the election.

2.

The term of office of a director who is elected to fill a vacancy or elected as an additional director shall be the same as the remaining term of his or her predecessor or the remining term of the other incumbent directors.

Article 19 (Representative director and executive directors)

1.	The board of directors shall elect a representative director(s) by a resolution of the board of directors.

2.

When the Company has one representative director, the representative director shall be CEO. When the Company has two or more representative directors, one CEO shall be selected from among the representative directors by a resolution of the board of directors.

3.	In addition to the preceding paragraph, the board of directors may elect a small number of chairperson(s), vice-president(s), senior managing director(s), and managing director(s).

Article 20 (Convenor and chairperson meetings of the board of directors)

1.	A CEO shall convene a meeting of the board of directors and shall act as the chairperson of the meetings, unless otherwise specifically stipulated in laws and regulations.

2.

If the CEO is unable to so convene or act due to accidents, other directors shall act in place of the CEO, in accordance with the order decided upon in advance by a resolution of the board of directors.

Article 21 (Convocation notice of meetings of board of directors)

1.

A notice to convene a meeting of the board of directors shall be given to each director and corporate auditor at least three (3) days before the date set for the meeting, provided, however, in case of emergency, such period may be shortened.

2.	A meeting of the board of directors may be held without the convocation procedures if all directors and corporate auditors give consent.

Article 22 (Resolution method of board of directors)

1.

The resolutions at a meeting of the board of directors shall be passed by a majority of the votes of directors present at the meeting, with a quorum of the majority or more of the votes of the shareholders who are entitled to exercise their voting rights at the meeting.

2.

When a director proposes a matter for the purpose of a resolution of board of directors, if all directors (limited to those entitled to participate in resolutions on relevant matters) agree on the resolutions of the board of directors in writing or electromagnetic records, the Company shall deem the board of directors to have approved the resolution, provided, however, that this shall not apply when corporate auditors express an objection.

Article 23 (Rules concerning board of directors)

Any matter related to the board of directors shall be governed by the internal rules concerning the board of directors established by the board of directors as well as laws, regulations and these Articles of Incorporation.

Article 24 (Remuneration etc. of directors)

Any remuneration, bonus and other financial benefit (hereinafter referred to as the “Remuneration, etc.”) to be received by the directors as consideration for the performance of their duties from the Company shall be determined by a resolution at a meeting of the shareholders.

Article 25 (Directors liability exemption)

1.

Pursuant to the provisions of Article 426, Paragraph 1 of the Companies Act, the Company may exempt directors (including former directors) from their liabilities for loss or damage arising from the conduct specified under Article 423 of the Companies Act to the extent permitted by laws and regulations by a resolution of the board of directors.

2.

Pursuant to the provisions of Article 427 of the Companies Act, the Company may enter into an agreement with non-executive directors to limit their liabilities for loss or damage arising from their conducts under Article 423 of the Companies Act, provided, however, that the maximum amount of liability under the agreement shall be the minimum liability amount stipulated by laws and regulations.

Chapter V: Corporate Auditors and Board of Corporate Auditors

Article 26 (Number of corporate auditors)

The number of corporate auditors of the Company shall be five (5) or fewer.

Article 27 (Election of corporate auditors)

The election of corporate auditors shall be made by a resolution passed by a majority of the votes of shareholders present at a meeting of the shareholders, with a quorum of one-third or more of the votes of the shareholders who are entitled to exercise their voting rights at the meeting.

Article 28 (Term of office of corporate auditors)

1.	The term of office of a corporate auditor shall be until the conclusion of the annual meeting of the shareholders for the last fiscal year ending within four (4) years of the election.

2.	The term of office of a corporate auditor who is elected to fill a vacancy shall be the same as the remaining term of his or her predecessor.

Article 29 (Full-Time Corporate Auditor)

The board of corporate auditors shall elect full-time corporate auditor(s) by its resolution.

Article 30 (Convocation notice of meetings of board of corporate auditors)

1.

A notice to convene a meeting of the board of corporate auditors shall be given to each corporate auditor at least three (3) days before the date set for the meeting, provided, however, in case of emergency, such period may be shortened.

2.	A meeting of the board of corporate auditors may be held without the convocation procedures if all directors and corporate auditors give consent.

Article 31 (Resolution method of board of corporate auditors)

Unless otherwise specifically provided by laws and regulations, the resolutions at a meeting of the board of corporate auditors shall be passed by a majority of the votes of corporate auditors.

Article 32 (Rules Concerning the Board of Corporate Auditors)

Any matter related to the board of corporate auditors shall be governed by internal rules concerning the board of corporate auditors established by the board of corporate auditors as well as laws, regulations and these Articles of Incorporation.

Article 33 (Remuneration etc. of corporate auditors)

The Remuneration, etc. of corporate auditors shall be determined by a resolution at a meeting of the shareholders.

Article 34 (Corporate auditors liability exemption)

1.

Pursuant to the provisions of Article 426, Paragraph 1 of the Companies Act, the Company may exempt corporate auditors (including former corporate auditors) from their liabilities for loss or damage arising from the conduct specified under Article 423 of the Companies Act to the extent permitted by laws and regulations by a resolution of the board of directors.

2.

Pursuant to the provisions of Article 427 of the Companies Act, the Company may enter into an agreement with corporate auditors to limit their liabilities for loss or damage arising from their conducts under Article 423 of the Companies Act, provided, however, that the maximum amount of liability under the agreement shall be the minimum liability amount stipulated by laws and regulations.

Chapter VI. Accounting

Article 35 (Fiscal year)

The fiscal year of the Company shall be one year, from April 1 to March 31 of the following year.

Article 36 (Dividends distribution and record date)

The Company may distribute retained earnings as end of the period dividends to shareholders or registered pledgees of shares by resolution of an annual general meeting of shareholders with March 31 every year as the record date.

Article 37 (Interim dividends and record date)

The Company may distribute retained earnings as interim dividends to shareholders or registered pledgee of shares by a resolution of the board of directors with September 30 every year as the record date.

Article 38 (Statue of limitations on dividends)

If the payment of retained earnings made by the Company is not received after three years from the provision of the payment, the Company shall be exempt from the obligation to make such payment.

I certify that the copy of these Articles of Incorporation is the same with the original.

11/29/2022

2-4-1-1103 Doshomachi, Chuo-ku, Osaka City, Osaka

Warrantee Inc.

CEO Yusuke Shono

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